Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANK TO ACQUIRE LOCAL RETAIL BRANCH BANKING OFFICES

CRANBURY NJ – DECEMBER 31, 2010…1ST Constitution Bancorp (NASDAQ: FCCY), through its primary banking subsidiary 1ST Constitution Bank, announced today that it has entered into a Purchase and Assumption Agreement to acquire all of the deposit liabilities, real estate, and related assets of the Rocky Hill, Hillsborough and Hopewell, New Jersey branch banking offices of Amboy Bank.  The purchase represents approximately $110 million in deposits, and is subject to regulatory approval and certain closing conditions.  The transaction is expected to close during the first quarter of 2011.

Robert F. Mangano, President and Chief Executive Officer of 1ST Constitution Bank, said “the acquisition enhances the overall footprint of 1ST Constitution’s retail branch banking network in Mercer and Somerset Counties, and is in line with the institution’s long term strategic plan.”  He further stated that the large proportion of non interest bearing and consumer savings deposit accounts acquired would further compliment 1ST Constitution’s already favorable core deposit mix.

1ST Constitution will acquire the deposit liabilities of the purchased branches for cash, with an option to purchase certain loan relationships associated with three branch offices, on or before closing.  1ST Constitution will pay a deposit premium of $5.25 million, subject to certain adjustments, for approximately $110 million of deposit liabilities.  This agreement also provides for the acquisition of the real estate on which the acquired branches are located for cash in the amount of $4.6 million.  When consummated, 1ST Constitution Bank is expected to have total assets of approximately $800 million.

At September 30, 2010, 1ST Constitution Bancorp had total assets of $692.5 million, and through its primary subsidiary, 1ST Constitution Bank, operates twelve branch banking offices in Cranbury (two), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Plainsboro, Perth Amboy, Princeton, and West Windsor, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.